                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         ------------------------------

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         FIRST CENTURY BANKSHARES, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)


                West Virginia                      55-0628089
                -------------                      ----------
       (State or other jurisdiction of          (I.R.S. Employer
        incorporation or organization)        Identification No.)


             500 Federal Street
          Bluefield, West Virginia                    24701
          ------------------------                    -----
    (Address of Principal Executive Offices)         Zip Code

       Registrant's Telephone Number,
            including Area Code:                  (304) 325-8181
                                                  --------------


                     -------------------------------------

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                      and

                           OFFICER STOCK OPTION PLAN

                     -------------------------------------

                           J. Ronald Hypes, Treasurer
                               500 Federal Street
                         Bluefield, West Virginia 24701
                                 (304) 324-3215

                        Calculation of Registration Fee
--------------------------------------------------------------------------------



 Title of                         Proposed        Proposed
securities           Amount       maximum          maximum       Amount of
  to be              to be     offering price     aggregate     registration
registered         registered    per share*    offering price*      fee*
----------         ----------    ----------    ---------------  ------------

Common Stock
$1.25 par value       200,000          $14.28       $2,856,000       $793.97
--------------------------------------------------------------------------------

*Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h)(1) under the Securities and Exchange Act of 1933, the registration is based on the book value of the common stock of First Century Bankshares, Inc. as reported as of March 31, 1999, the latest practicable date before filing of this registration statement, and computed based on the maximum number of shares (200,000) that may be granted.

FIRST CENTURY BANKSHARES, INC.
FORM S-8, PART I

500 Federal Street
Bluefield, West Virginia 24701
(304) 325-8181



          The documents containing the information required by Part I of the Registration Statement will be provided to each participant in the Plans as required by Rule 428 (b)(i). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") in accordance with instructions to Form S-8.

FIRST CENTURY BANKSHARES, INC.
FORM S-8, PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3 - INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The proxy statement of First Century Bankshares, Inc. ("First Century") for the Annual Meeting of Shareholders held April 20, 1999, the Annual Report of First Century Form 10-K for the year ended December 31, 1998, and all other reports filed by First Century pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated herein by reference. All reports and other documents filed by First Century pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the termination of the offering of securities hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4 - DESCRIPTION OF SECURITIES

               Not Applicable

ITEM 5 - INTERESTS OF NAMED EXPERTS AND COUNSEL

LEGAL OPINION

          The validity of the Common Stock which may be issued pursuant to the Plans has been passed upon by Bowles Rice McDavid Graff & Love, PLLC, 600
Quarrier Street, P.O. Box 1386, Charleston, West Virginia   25325-1386.

ITEM 6 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers, and controlling persons of First Century, First Century has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefor, unenforceable.

          Article IX of the Bylaws of First Century contains the following indemnification provision:

                                INDEMNIFICATION

          Section 1. ACTION BY PERSONS OTHER THAN THE CORPORATION. Under the circumstances prescribed in Sections 3 and 4 of this Article, the corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party of any, threatened, pending or completed action, suit or proceeding, or investigation, whether civil, criminal or administrative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a Director, Officer, employee or agent of the corporation, or is now serving at the request of the corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a
        ---------------
presumption that the person did not act in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Section 2. ACTIONS BY OR IN THE NAME OF THE CORPORATION. Under the circumstances prescribed in Sections 3 and 4 of this Article, the corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party of any, threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, Officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the court shall deem proper.

          Section 3. SUCCESSFUL DEFENSE. To the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

          Section 4.  AUTHORIZATION OF INDEMNIFICATION.  Except as provided in
Section 3 of this Article and except as may be ordered by a court, any indemnification under Sections 1 and 2 of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, Officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made:

          (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suite or proceeding; or

          (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Directors so directs, by the firm of independent legal counsel then employed by the corporation, in a written opinion.

          Section 5. PREPAYMENT OF EXPENSES. Expenses incurred in defending a civil or criminal action, suite or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount unless such indemnification shall ultimately be determined to have been proper by the corporation as authorized in this Section.

          Section 6. NON-EXCLUSIVE RIGHT. The indemnification provided by this Section shall not be deemed exclusive of any other right to which the person indemnified hereunder shall be entitled and shall inure to the benefit of the heirs, executors or administrators of such persons.

          Section 7. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

          Section 8. INFORMATION TO SHAREHOLDERS. If any expense or other amounts are paid by way of indemnification, otherwise than by court order or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the next annual meeting to the shareholders, unless such meeting is held within three months from the date such payment, and, in any event, within fifteen months from the date of such payment, send by first class mail to its shareholders of record at the time entitled to vote for the election of Directors, a statement specifying the persons paid, the amount paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

          In addition, Section 31-1-9 of the West Virginia Code provides:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, that such person did have reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action or proceeding by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter, including, but not limited to, taxes or any interest or penalties thereon, as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in subsection (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsection (a) or (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (2) if such a quorum is no obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders or members.

          (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding as authorized in the manner provided in subsection (d) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

          (f) The indemnification provided by this section shall not be deemed exclusive of any other rights to which any shareholder or member may be entitled under any bylaw, agreement, vote of shareholders, members or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

               Not Applicable

ITEM 8.  EXHIBITS

          See Exhibit Index attached hereto.

ITEM 9.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Bluefield, State of West Virginia, on this 23rd day of June, 1999.



GBB.GBB.0053528

                         FIRST CENTURY BANKSHARES, INC.
                                  (Registrant)


                              /s/   B. L. Jackson
           --------------------------------------------------------
                               By:  B. L. Jackson
                             Chairman of the Board


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                                      /s/    B. L. Jackson
                                  ----------------------------------------
                                  B. L. Jackson, Chairman of the Board


                                      /s/    Richard W. Wilkinson
                                  ----------------------------------------
                                  Richard W. Wilkinson


                                      /s/    Byron K. Satterfield
                                  ----------------------------------------
                                  Byron K. Satterfield


                                      /s/    Frank W. Wilkinson
                                  ----------------------------------------
                                  Frank W. Wilkinson


                                      /s/    Eustace Frederick
                                  ----------------------------------------
                                  Eustace Frederick


                                      /s/   Dr. Robert M. Jones, Jr.
                                  ----------------------------------------
                                  Dr. Robert M. Jones, Jr.


                                      /s/    C. E. Richner
                                  ----------------------------------------
                                  C. E. Richner


                                      /s/    W. Paul Cole, Jr.
                                  ----------------------------------------
                                  W. Paul Cole, Jr.


                                      /s/    Harold Lee Miller
                                  ----------------------------------------
                                  Harold Lee Miller


                                      /s/    Charles A. Peters
                                  ----------------------------------------
                                  Charles A. Peters

                                      /s/    Scott H. Shott
                                  ----------------------------------------
                                  Scott H. Shott


                                      /s/    John H. Shott
                                  ----------------------------------------
                                  John H. Shott


                                      /s/    Walter L. Sowers
                                  ----------------------------------------
                                  Walter L. Sowers


                                      /s/    Dr. J. Brookins Taylor
                                  ----------------------------------------
                                  Dr. J. Brookins Taylor



GBB.GBB.0053528

                         FIRST CENTURY BANKSHARES, INC.
                                    FORM S-8

                                 EXHIBITS INDEX


Item 601
Paragraph (b)
Reference
-------------

No. 4          First Century Bankshares, Inc., 1998
               Non-Employee Director Stock Option Plan

               First Century Bankshares, Inc., 1998
               Officer Stock Option Plan

No. 5          Opinion of Bowles Rice McDavid Graff
No. 23.1       & Love, PLLC, regarding the validity of the securities
               being offered, and Consent of Bowles Rice McDavid
               Graff & Love, PLLC (contained as part of Exhibit 5)

No. 23.2       Consent of PriceWaterhouseCoopers LLP



GBB.GBB.0053528